EXHIBIT 99

                          JVFC ANNOUNCES STOCK DIVIDEND


The Juniata Valley Financial Corporation (JVFC), the one-bank holding company whose subsidiary is The Juniata Valley Bank, Mifflintown, has declared a ten percent stock dividend to shareholders of record as of April 2, 2001, payable on or about April 27, 2001. Fractional shares will be issued only to shareholders in JVFC's dividend reinvestment program. Shareholders not in JVFC's dividend reinvestment program will not receive fractional shares, however these shareholders will receive an amount of cash equal to the fractional shares.

The Juniata Valley Financial Corp. also announced the approval by its Board of Directors to continue its stock buy back program. The program authorized buy back of approximately 100,000 shares of JVFC stock.

The Juniata Valley Bank was chartered in 1867 and has twelve offices serving its market area throughout Juniata, Mifflin, Perry and Huntingdon Counties. More information about JVB can be found on the web at www.jvbonline.com.